Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Tucows Inc.:

We consent to the incorporation by reference in the registration statements (No. 333-74010, 333-106961, 333-140985 and 333-169848) on Form S-8, the registration statement (No. 333-136284) on Form S-3 and the registration statement (No. 333-125843) on Form S-1 of Tucows Inc., of our report dated March 13, 2012, with respect to the consolidated balance sheets of Tucows Inc. as of December 31, 2011 and 2010, and the related consolidated statements of operations, stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2011, which report appears in the December 31, 2011, annual report on Form 10-K of Tucows Inc.

/s/ KPMG LLP
Chartered Accountants, Licensed Public Accountants

Toronto, Canada March 16, 2012